Exhibit 99.1

United Financial Bancorp, Inc. Announces Closing of

Terryville and East Windsor, Connecticut Branches and

Consolidation of Southington, Connecticut Branches

WEST SPRINGFIELD, MA — February 28, 2013 — United Financial Bancorp, Inc. (the “Company”) (NASDAQ Global Select Market: UBNK), the holding company for United Bank (the “Bank”), announced today that the Bank has filed notice with its primary banking regulator to close its Terryville and East Windsor, Connecticut branches. In addition, the Company announced that the Bank will be consolidating its branch located at 98 Main Street, Southington, Connecticut with and into its branch located at 158 North Main Street, Southington, Connecticut. The branch closings and consolidation are expected to occur on May 31, 2013.

“The decision to close and consolidate these branch locations followed a thorough review of our branch operations and is based primarily on improving the efficiency of our branch network while maintaining convenient banking locations for our customers,” said Richard B. Collins, president and CEO. “We remain strongly committed to our new Connecticut Region and to providing Connecticut customers with the excellent level of service for which United Bank has become known.”

“Customers of the Terryville and East Windsor branches will continue to be served through our Farmington Avenue branch located in Bristol, Connecticut and our Windsor Locks branch, respectively,” said Mr. Collins. “Customers of our 98 Main Street, Southington branch will be served through our soon to be fully renovated branch located just 0.3 miles up the road at 158 North Main Street.”

The impacted branches were acquired by United Financial as part of its acquisition of New England Bancshares last fall. In addition to its operations in Massachusetts, United Bank will continue to operate 12 Connecticut banking offices in Hartford and New Haven counties plus a commercial loan production office in Glastonbury after May 31, 2013.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA, 01090. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK. The Company had total consolidated assets of approximately $2.4 billion as of December 31, 2012. United Bank provides an array of financial products and services through its current 16 branch offices and two express drive-up branches in the Springfield region of Western Massachusetts; seven branches in the Worcester region of Central Massachusetts; and 15 branches in Connecticut’s Hartford, Tolland, New Haven and Litchfield counties. The Bank also operates loan production offices located in Beverly, Massachusetts and Glastonbury, Connecticut. Through its Wealth Management Group, the Bank offers access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information please visit www.bankatunited.com or on Facebook at facebook.com/bankatunited.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.